Exhibit 5.1

[Bryan Cave LLP letterhead]

November 30, 2017

IQVIA Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Ladies and Gentlemen:

We have acted as counsel to IQVIA Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-218209) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the Prospectus dated May 24, 2017, as supplemented by the prospectus supplement dated November 27, 2017 and filed with the Commission on November 29, 2017 (the “Prospectus Supplement” and as so supplemented, the “Prospectus”), included as part of the Registration Statement, relating to the sale by certain stockholders of the Company of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Shares are being sold to the underwriter (the “Underwriter”) named in the Underwriting Agreement dated as of November 27, 2017 (the “Underwriting Agreement”), by and among the Company, the Underwriter and the stockholders named therein.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement, the Prospectus and the exhibits thereto. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority

IQVIA Holdings Inc.

November 30, 2017

or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Underwriting Agreement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. In rendering our opinions expressed herein, we have relied upon the opinion letter of even date herewith of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP as to certain North Carolina State law matters and other matters addressed thereby.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP